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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number 0-20760

                            Greka Energy Corporation
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             (Exact name of registrant as specified in its charter)

        630 Fifth Avenue, Suite 1501, New York, NY 10111, (212) 218-4680
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                        (Address, including zip code, and
                           telephone number, including
                           area code, of registrant's
                          principal executive offices)

                            No par value common stock
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            (Title of each class of securities covered by this Form)

                                       N/A
--------------------------------------------------------------------------------
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                  Rule 12g-4(a)(1)(i)  |X|        Rule 12h-3(b)(l)(i)  [ ]
                  Rule 12g-4(a)(1)(ii) [ ]        Rule 12h-3(b)(l)(ii) [ ]
                  Rule 12g-4(a)(2)(i)  [ ]        Rule 12h-3(b)(2)(i)  [ ]
                  Rule 12g-4(a)(2)(ii) [ ]        Rule 12h-3(b)(2)(ii) [ ]
                                                  Rule 15d-6           [ ]

     Approximate number of holders of record as of the certification or notice date : 1.

     Pursuant to the requirements of the Securities Exchange Act of 1934 Greka Energy Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  September 29, 2003

By:      /s/ Randeep S. Grewal
   ---------------------------------
    Name:    Randeep S. Grewal
    Title:   Chief Executive Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and l5d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.



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